Ball Corporation
                           Current Report on Form 8-K
                               Dated July 16, 1996

                                                                   Exhibit EX-99

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for historical matters, the matters discussed in various reports issued by the company which are forward-looking statements involve risks and uncertainties. Forward-looking statements involve assumptions, estimates and judgments that when made are based on information and estimates available at the time. Many of the following important factors discussed below have been discussed in the company's prior SEC filings, in Management's Discussion and Analyses sections of the company's SEC filings, press releases, and orally, and, had the Act become effective at a different time, would have been discussed in or included by reference in SEC Form 10-Q and 10-K filings. Forward-looking statements include, but are not limited to, statements under the following headings: (i) "Business Segments" which discuss each of the company's business segments dealing with the company's Metal Beverage Container, Metal Food Container, Glass Container and Plastic Container operations; (ii) the Aerospace Communication segment which was reorganized into two operating divisions as follows: Telecommunications and Aerospace Systems and various joint venture companies.

The company wishes to caution readers that in addition to the important factors described elsewhere within its reports, the following important factors, among others, may cause the actual segment and consolidated results during 1996, and beyond, to differ materially from those expressed in any forward looking statements made by, or on behalf of the company.

- -    Underutilization  of the company's  plants and  factories,  or of any plant expansions or new plants, including, but not limited to, those in the packaging products segment, resulting in production inefficiencies and higher costs; start-up expenses and inefficiencies and delays and increased costs in connection with the start of production in new plants and expansions, including, but not limited to, those in the plastic container operations.

- -    Financial  results are based upon  assumptions,  estimates and judgments of
     management   and,  as  a  result,   actual   performance  may  differ  from
     forward-looking estimates based upon changes in facts, circumstances, improved information or changes in accounting.

- -    The  company's   actions  in  connection   with  continued  and  increasing
     competition in many product and service areas, including, but not limited to, metal beverage packaging, food container packaging, plastic container packaging and aerospace products and services, including price competition, fluctuating demand for certain products in certain seasons, such as food
     containers   which  are  subject  to  seasonal   changes  in  the  weather;
     competition in the Aerospace industry, particularly in the commercial telecommunications and space markets, which could result in fluctuating results from quarter to quarter.

- -    Difficulties  in  obtaining  raw  materials,  supplies,  power and  natural resources, and any other items needed for the production of metal, glass, and plastic containers as well as telecommunications and aerospace products which could affect the company's or its affiliates ability to ship containers and telecommunications and aerospace products.

- -    Pricing of raw materials,  supplies, power and natural resources needed for the production of metal, glass, and plastic containers as well as telecommunications and aerospace products. Pricing and ability to sell scrap associated with the production of metal containers. The effect of changes in the cost of warehousing the company's products.

- -    Difficulties,  delays or failures in the development,  production,  testing and marketing of metal, glass, plastic and aerospace products, including, but not limited to, a failure to ship new products and technologies when anticipated, including, can and end technologies; the failure of customers to accept these products or technologies when planned.

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- -    The failure of EarthWatch,  Incorporated, to launch successfully satellites planned for 1996 and subsequent  years;  technological or market acceptance
     issues,   performance   failures  in  related  contracts  or  subcontracts,
     including any failure of EarthWatch to receive additional  financing needed for  EarthWatch  to continue to make  payments,  or any events  which would require the company to provide additional financial support for EarthWatch,
     Incorporated.

- -    The inability of the company or its subsidiaries to realize  investments in the glass  container  business  and other joint  venture  companies  due to
     changed   economic   conditions,   customer   preferences,   relationships,
     bankruptcy, currency risk, or political risk.

- -    The  inability  of the  company,  its  subsidiaries  and joint  ventures to
     successfully   establish  metal  container  plants  in  certain  designated international markets as well as the failure of customers to accept these products; the inability of the packaging subsidiaries and joint ventures to perform contracts or subcontracts, including the inability of these subsidiaries and joint ventures to receive additional financing needed for these subsidiaries to continue to make payments, or any events which would require the company to provide additional financial support for such subsidiaries and joint ventures.

- -    The inability to sell products and services due to the customers'  changing markets or relationships and the inability to collect or extreme delays in collecting accounts receivables.

- -    The effects of, and changes in, laws and  regulations,  other activities of governments (including political situations and inflationary economies), agencies and similar organizations, including, but not limited to, those affecting frequency, use and availability of metal, glass and plastic
     containers,   the  authorization  and  control  over  the  availability  of government contracts and the nature and continuation of those contracts and the related services provided thereunder, the use of remote sensing data and changes in domestic and international tax laws.

- -    The  cancellation  or  termination  of  government  contracts  by the  U.S.
     government, other customers, or other government contractors.

- -    The  costs  and  other  effects  of  legal  and  administrative  cases  and proceedings (whether civil, or criminal), settlements and investigations, claims, and changes in those items, and developments or assertions by or against the company relating to products and services, environmental, intellectual property rights and intellectual property licenses, and compliance with the law.

- -    The effect on revenue,  profits,  assets and  liabilities  as the result of decisions by the Internal Revenue Service, or other taxing authorities, courts of law, arbitral tribunals, legislative bodies or administrative agencies.

- -    The effects of changes in the company's organization or in the compensation and/or benefit plans; any changes in agreements regarding investments or joint ventures in which the company has an investment; the amount, type or cost of the company's financing and changes to that financing.

- -    Risks  involved  in  purchasing  and  selling  products  and  services  and receiving payments in currencies other than the U.S. dollar.